Exhibit 99.2

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 300 Executive Drive Suite 300 West Orange, NJ 07052 www.belfuse.com tel 201.432.0463

Bel Announces Appointment of Tom Smelker as

President of Connectivity Solutions

WEST ORANGE, NJ, Thursday, January 15, 2026 -- Bel Fuse Inc. (Nasdaq: BELFA and BELFB) (“Bel” or “the Company”), a leading global manufacturer of products that power, protect and connect electronic circuits, is pleased to announce the appointment of Tom Smelker as President of Connectivity Solutions, effective January 26, 2026.

Tom Smelker joins Bel with a distinguished background in the aerospace and defense sectors, bringing over two decades of experience driving operational transformation and business growth. Most recently, Tom served as Senior Vice President and General Manager at Mercury Systems, where he successfully managed an extensive $400+ million P&L across ten sites. Under his leadership, his P&L achieved a remarkable turnaround, improving profitability and repositioning key product lines into top-performing units. Prior to Mercury Systems, Tom spent 19 years at Raytheon, where he advanced to Senior Fellow in Secure Processing and launched a secure systems business and product capabilities in advanced microelectronics, collaborating with and delivering to the U.S. Department of Defense and Tier-1 primes.

Tom’s expertise encompasses ruggedized computing, RF systems, secure microelectronics, and space technologies for both defense and commercial air applications—areas closely aligned with Bel’s strategic priorities. With proven P&L leadership at scale, extensive growth experience, and global multi-site operational oversight, Tom is uniquely equipped to lead Bel’s Connectivity Solutions business unit. His deep technical fluency in aerospace and defense, expertise in secure systems, mission computing, and compliance (ITAR, CMMC), combined with a hands-on, urgency-driven leadership style, position him to drive transformational growth and innovation at Bel.

Farouq Tuweiq, CEO of Bel, commented, "We are thrilled to welcome Tom to Bel’s executive team. Tom’s exceptional leadership skills and intimate knowledge of the aerospace and defense end markets—now strategic to our future—will be invaluable as we continue to expand our capabilities and reach. His track record of driving growth, paired with his deep industry expertise and strong relationships with key decision makers within the industry, will help propel Bel forward in its journey of growth, both organically and inorganically."

"Joining Bel at such a dynamic time for the organization is both inspiring and motivating,” said Tom Smelker. “Bel’s commitment to innovation and its strong position in aerospace and defense globally make this a tremendous opportunity. I look forward to working with the talented team at Bel to help shape our future and deliver outstanding value to our customers and stakeholders."

About Bel

Bel (www.belfuse.com) designs, manufactures and markets a broad array of products that power, protect and connect electronic circuits. These products are primarily used in the defense, commercial aerospace, networking, telecommunications, computing, general industrial, high-speed data transmission, transportation and eMobility industries. Bel's portfolio of products also finds application in the automotive, medical, broadcasting and consumer electronics markets. Bel's product groups include Power Solutions and Protection (front-end, board-mount and industrial power products, module products and circuit protection), Connectivity Solutions (expanded beam fiber optic, copper-based, RF and RJ connectors and cable assemblies), and Magnetic Solutions (integrated connector modules, power transformers, power inductors and discrete components). The Company operates facilities around the world.

Company Contact:

Lynn Hutkin

Chief Financial Officer

ir@belf.com

Investor Contact:

Three Part Advisors

Jean Marie Young, Managing Director or Steven Hooser, Partner
631-418-4339

jyoung@threepa.com; shooser@threepa.com